UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - FEBRUARY 4, 2007

WIRELESS AGE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1408 Broad Street
Regina, Saskatchewan Canada S4R 1Y8
(Address of principal executive offices)

(306) 535-7444
(Registrant’s telephone number, including area code)

6200 Tomken Road, Unit A
Mississauga, Ontario Canada L5T 1X7
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Table of Contents

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 9.01:	Financial Statements and Exhibits.

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2007, Brad Poulos resigned as Chief Executive Officer of Wireless Age Communications, Inc. (the “Company”). Mr. Poulos will continue as the Company’s President and Chairman of the Company’s Board of Directors (the “Board”).

On the same date, the Board appointed John Simmonds as a director and as the Company’s interim Chief Executive Officer. In addition, the Board has appointed Carrie Weiler, the Company’s Corporate Secretary, as a director. Neither Mr. Simmonds nor Ms. Weiler has been appointed to any of the Board’s committees, and no decisions have been made at the present time regarding which committees they will serve on.

Mr. Simmonds, 56, has 40 years experience in the communications sector. He previously served as Chief Executive Officer and Chairman of the Board from March 13, 2003 until August 31, 2005, at which time he resigned his position as Chief Executive Officer. He resigned as Chairman of the Board and as a director on April 17, 2006

Mr. Simmonds was appointed Chief Executive Officer of Racino Royale Inc. in June 2006. He also serves as a director.

Mr. Simmonds was appointed to the Board of Directors of Minacs Worldwide a TSX listed company in June 2005. He served as a director until February 2006.

Mr. Simmonds was appointed as Director of Eiger Technology, Inc. (TSX:AXA, OTCBB:ETIFF) and Chief Executive Officer and President of Newlook Industries Corp. (NLI:TXSV) in September 2005. He continues to serve in these capacities.

In September 2004, Mr. Simmonds was appointed as Chief Executive Officer and Director of Midland International Corporation and serves in such capacities today.

Mr. Simmonds served as the Chief Executive Officer, of TrackPower (OTCBB: TPWR) from 1998 to May 2004. Mr. Simmonds also served as Chairman and director of TrackPower from 1998 to November 2006. TrackPower is a corporation whose current business plan and activities are designed around the equine racing and wagering industries. Mr. Simmonds has also been involved with several other companies.

Mr. Simmonds served as Chief Executive Officer, Chairman and Director of Phantom Fiber Corporation (OTCBB: PHMF), formerly Pivotal Self-Service Technologies, Inc. and resigned in June of 2004.

Carrie Weiler, 47, was appointed Corporate Secretary of the Company on May 29, 2003. Ms. Weiler provides professional public company corporate secretarial services to various entities. Ms. Weiler is a member of the Canadian Society of Corporate Secretaries. Ms. Weiler was appointed Corporate Secretary of Racino Royale Inc. in September 2006. She has served as Corporate Secretary of TrackPower, Inc. since 1998. On October 15, 2004 Ms. Weiler was appointed Corporate Secretary of Midland International Corporation (formerly Azonic Corporation) and continues to serve in such capacity.

Past Transactions with the Company

Mr. Simmonds and Ms. Weiler were compensated during the period May 1, 2003 to September 30, 2005 pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited (which was assigned to Simmonds Mercantile and Management Inc. on January 1, 2004) and the Company. The Company was obligated to pay a monthly fee of $35,000 for the services of these (and other) individuals. The initial term of the agreement was one year. The agreement would automatically renew for a two year period after the first year, unless either party provided written notice of cancellation prior to 60 days of expiration of the initial term. Neither party provided written notice of cancellation prior to the expiration of the initial term.

On September 30, 2005, the Company negotiated the termination of the Management Services Agreement with Simmonds Mercantile and Management Inc. effective October 1, 2005. Pursuant to the terms of the Termination Agreement the Company agreed to pay a Break Fee represented by a payment of $100,000 (CAD$118,000) paid in two equal amounts of $50,000 (CAD$59,000) on October 3, 2005 and October 14, 2005. The Break Fee represented less than three months fees of the remaining seven months of the Agreement. The Company also agreed to offer Ms. Weiler, the Company’s Corporate Secretary who had also been remunerated prior to termination through the Management Services Agreement, a Consulting Agreement on customary terms for such position directly by the Company.

On December 31, 2005, the Company terminated the Midland management services agreement and negotiated a settlement agreement whereby all amounts owed to the Company were converted into an 8% promissory note in the amount of $424,734, pursuant to which Midland agreed to repay the note over a one year period with an initial payment of $100,000 on March 15, 2006, followed by three payments of $108,244.66 on June 30, 2006, September 30, 2006 and December 31, 2006. Midland also agreed to enter into a General Security Agreement providing a first charge security position on all of the assets of Midland to the Company. According to the terms of the promissory note, the Company has the option, but not the obligation, to convert the outstanding principal and interest payment due on each of June 30, 2006, September 30, 2006 and December 31, 2006 into shares of Midland common stock at $0.035 per share.

Current Compensation Agreements

At the present time, Mr. Simmonds does not have a compensation agreement with the Company.

On October 1, 2005, the Company entered into a consulting agreement with Medallion Corporation, an entity solely owned by Ms. Carrie Weiler, to obtain the part time corporate secretarial services of Ms. Weiler for a monthly fee of $5,350. The agreement has expired but is ongoing with either party able to terminate the arrangement.

Item 9.01:	Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description

99.1	Press Release dated February 7, 2007.

# # #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.
Dated: February 7, 2007
	By:	/s/ Gary Hokkanen
Name: Gary N. Hokkanen
Title: Chief Financial Officer